Exhibit 10.16

June 15, 2011

Mr. Richard Troyer

204 Oak St.

Ridgewood, NJ 07450

Subject: Offer of Employment (“Offer of Employment”)

Dear Rich:

I am pleased to offer you a position with Coskata, Inc., a Delaware corporation (“Coskata” or the “Company”), as Chief Business Officer beginning on July 11, 2011 (“Start Date”). This offer will expire if not accepted on or before July 1, 2011 at 5:00 p.m. CST (“Expiration Date”) (although Coskata may extend that Expiration Date at our discretion). The terms and conditions of our offer are as follows:

You shall be paid a base salary of $260,000 per annum. You will be eligible to receive a one-time relocation expense allocation of $20,000. This relocation expense allocation is for the purpose of movement of household goods, house hunting trips, etc. This relocation allocation will be paid in a lump sum and you will receive a 1099 at the end of 2011 to reflect this income.

In addition to your base salary, you shall be eligible to participate in the 2011 bonus program. Your annual bonus will be targeted at 25% of salary but may be between 0% and 50% based on your performance, conditional on the Company reaching certain technical and project milestones and at the discretion of the Board of Directors (the “Board”). Your bonus in 2011 will be prorated on a half-year basis due to your mid-year starting date.

You are eligible to receive an incentive Stock Option grant. The grant will consist of 400,000 shares of Coskata common stock, vesting as follows: 100,000 shares vesting immediately upon the Start Date, 200,000 shares vesting monthly over the 48 months starting on the one-year anniversary of the Start Date, and 100,000 shares vesting upon the successful completion of the specific individual goals we will mutually agree upon in the areas of strategic business development and investor-facing activities that will help the company succeed with an initial public offering. The strike price of the option shares will reflect the most recent 409A analysis.

You shall be eligible to receive those benefits that are standard for persons in similar positions with the Company, including coverage under the Company’s medical, dental, vision and disability plans, paid vacation benefits and eligibility to participate in the 401(k) plan that the Company has established. Normal Company policy provides ten days of vacation for new employees, with an increase to fifteen days at the commencement of the fourth year of service, and a subsequent increase to twenty days at the commencement of the eighth year of service. However, this benefit will be accelerated such that you will begin to accrue earned vacation at the rate of fifteen days per year from the commencement of your employment with Coskata and this will be increased to twenty days of vacation in your eighth year of service.

Notwithstanding any of the above, your employment with Coskata is “at will”. This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law.

If this Offer of Employment is acceptable to you, please sign one copy of this letter and return it to me by July 1, 2011 at 5:00 p.m. CST. This offer is contingent upon the favorable outcome of the background check that Coskata will conduct.

Sincerely,

William J. Roe President & CEO Coskata, Inc.

Acceptance of Offer of Employment

I accept your Offer of Employment dated June 15, 2011. I understand that my employment with Coskata, Inc., a Delaware corporation is at will, which means that either the Company or I can end the employment at any time and for any reason that is not illegal under state or federal law.

Signature: /s/ Richard Troyer

Printed Name: Richard Troyer

Date: June 15, 2011